EXHIBIT 10.26

SHARE PUT AND DIVIDEND GUARANTEE AGREEMENT

THIS SHARE PUT AND DIVIDEND GUARANTEE AGREEMENT is dated the 27th day of June, 2003,

BETWEEN:

ENBRIDGE INC. (“Enbridge”), a corporation incorporated under the federal laws of Canada

-and-

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. (“Quantum”), a company incorporated under the laws of Delaware

(together, the “Parties”).

RECITALS

A.	Enbridge owns 1,000,000 Cumulative Redeemable Convertible Preferred Shares, Series 2 in Global Thermoelectric Inc. (“Global”).

B.	Pursuant to a combination agreement dated April 8, 2003 between Quantum and Global, as amended (the “Combination Agreement”), Quantum proposes to acquire all of Global’s outstanding common shares by way of plan of arrangement. Enbridge will maintain its holding of the Preferred Shares (as defined below).

C.	Subject to the closing of the transactions contemplated by the Combination Agreement, the Parties have agreed that Enbridge shall be guaranteed certain dividend payments on the Preferred Shares and shall have the right to require Quantum to purchase the Preferred Shares. This share put and dividend guarantee agreement creates such rights and sets forth the terms and conditions under which the dividends shall be paid and the Put (as defined below) may be exercised.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which each Party acknowledges, the Parties agree as set forth below.

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions.

The following words and phrases when capitalized shall have the following meanings.

“accrued and unpaid dividends” has the meaning contained in the terms of the Preferred Shares attached as Schedule A to the Articles of Amendment of the Global Restated Articles of Incorporation.

“Agreement” means this share put and dividend guarantee agreement.

“Balance Sheet” means the unaudited balance sheet of Quantum prepared by Quantum at each month-end.

“Business Day” means a day other than a day which is a Saturday, Sunday or a statutory holiday, on which chartered banks in Calgary, Alberta are open for business.

“Cash Equivalent” means: (i) direct obligations issued by or unconditionally guaranteed by the Government of the United States of America, Canada, any state of the United States or any province or territory of Canada or any political subdivision thereof; (ii) commercial paper maturing no more than one year from the date of creation thereof and at the time of acquisition having a rating of at least A-1 from Standard & Poor’s Rating Group, a division of McGraw Hill, Inc. or a rating of at least P-1 from Moodys Investors Services, Inc.; and (iii) investments in time deposit accounts, term deposit accounts, money market deposit accounts, certificates of deposit or bankers acceptances maturing within one year from the date of acquisition thereof issued by any bank recognized under the laws of the United States of America or and state thereof or Canada or any province or territory thereof, having at the date of acquisition thereof combined capital and a surplus of not less than $750,000,000 (U.S.).

“Change of Control of Quantum” means the purchase or acquisition of voting securities of Quantum and/or securities convertible into or exchangeable or exercisable for such voting securities as a result of which a person, group of persons or persons acting jointly or in concert, or persons who are associates of or affiliated with, within the meaning of the Securities Act (Alberta), or the employees or shareholders thereof, beneficially owns or exercises control or direction over voting securities of Quantum and/or securities convertible into or exchangeable or exercisable for such voting securities such that, assuming the conversion, exercise or exchange of all such securities, would entitle such person, group of persons or person acting jointly or in concert to cast 50% plus one of the votes attached to all voting securities of Quantum; provided however, that notwithstanding anything herein to the contrary, the consummation of the transactions contemplated by the Combination Agreement shall not be deemed to result in a “Change of Control of Quantum”.

“Closing” means the closing of the Put contemplated by Section 5.1.

“Closing Date” means the date of Closing.

“Closing Time” means 10:00 a.m. Calgary time on the Closing Date.

“Consolidated Cash Position of Quantum” means that portion of the cash and Cash Equivalents of Quantum and its consolidated subsidiaries that is not restricted from payment to Enbridge.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Effective Date” means the date that the articles of arrangement of Global are filed, as contemplated in the Combination Agreement.

“Insolvency Event” means: the (i) inability of Quantum, Global or any Subsidiary (as defined in the Securities Act (Alberta)) of Quantum or Global to pay its debts generally as they become due; (ii) institution by or consent of Quantum, Global or any Subsidiary of Quantum or Global of or to any proceeding under any Debtor Relief Law; (iii) making of an assignment for the benefit of creditors by any of Quantum, Global or any Subsidiary of Quantum or Global or the application for or consent to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iv) appointment (without the application by or the consent of Quantum, Global or any Subsidiary of Quantum or Global) of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer if such appointment continues undischarged or unstayed for 20 calendar days; or (v) institution of a proceeding under any Debtor Relief Law relating to any of Quantum, Global or any Subsidiary of Quantum or Global or to all or any part of its property, without the consent of such person, if such proceeding continues undismissed or unstayed for 20 calendar days, or the entering of an order for relief in any such proceeding.

“Obligations” has the meaning set forth in Section 3.1 of this Agreement.

“Preferred Shares” means 1,000,000 Cumulative Redeemable Convertible Preferred Shares, Series 2 in Global and any different number of Preferred Shares resulting from any subdivision or consolidation thereof, any securities resulting from any reclassification of the Preferred Shares or any other securities resulting from any reorganization, amalgamation, arrangement, consolidation, merger or sale of Global whereby holders of securities of Global receive securities of Global or another issuer.

“Put” has the meaning set forth in Section 2.1 of this Agreement.

“Put Price” has the meaning set forth in Section 2.2 of this Agreement.

1.2	Expanded Meanings.

Unless the context otherwise necessarily requires words used herein importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders.

1.3	Entire Agreement.

This Agreement, together with the other documents to be executed and delivered pursuant hereto, constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all other prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the transactions contemplated hereby.

1.4	Amendment of Agreement.

No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

1.5	Waiver.

No waiver of any of the provisions of this Agreement shall be valid unless in writing and no such waiver shall constitute nor be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

1.6	Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein and the Parties hereby irrevocably submit to the jurisdiction of the courts of the Province of Alberta for all matters arising out of or in connection with this Agreement or any of the transactions contemplated hereby.

1.7	Currency.

Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian currency.

1.8	Headings and Table of Contents.

The division of this Agreement into Articles, Sections, Subsections, and other subdivisions and the insertion of headings, is for convenience of reference only and shall not affect or be utilized in the construction or interpretation hereof. Unless otherwise stated, all references herein to Articles, Sections and Subsections are to those in this Agreement.

1.9	Severability.

Any Article, Section, Subsection, or other subdivision or any other provision of this Agreement which is, is deemed to be, or becomes void, illegal, invalid or unenforceable shall be severable herefrom and ineffective to the extent of such voidability, illegality, invalidity or unenforceability, and shall not invalidate, affect or impair the remaining provisions hereof, which provisions shall be severable from any void, illegal, invalid or unenforceable Article, Section, Subsection or other subdivision or provision hereof.

1.10	Time of Essence.

Time shall be of the essence in this Agreement.

ARTICLE 2

PUT

2.1	Put.

Subject to the terms and conditions set forth herein, from and after the Effective Date, Quantum hereby irrevocably agrees, to the extent permitted by law, to purchase the Preferred Shares from Enbridge for the Put Price (the “Put”) upon exercise of the Put by Enbridge. The Put may be exercised by Enbridge in the whole, but not in part, and shall expire on the fourth anniversary of the Effective Date.

2.2	Put Price.

The price of the Put to be paid by Quantum to Enbridge upon exercise of the Put is an aggregate amount of $15 million plus any accrued and unpaid dividends to Closing (the “Put Price”), subject to any adjustment that may occur pursuant to Section 3.1.

2.3	Exercise of Put.

(a)	Enbridge is entitled to exercise the Put:

(i)	at any time during the period commencing on the Effective Date and ending on the third anniversary of the Effective Date if,

(A)	Quantum or Global is the subject of an Insolvency Event, or

(B)	a Change of Control of Quantum occurs;

(ii)	at any time during the period commencing on the first anniversary of the Effective Date and ending on the third anniversary of the Effective Date if the Consolidated Cash Position of Quantum is at any month-end during such period as shown on the Balance Sheet less than $25 million; and

(iii)	at any time during the period commencing on the third anniversary of the Effective Date and ending on the fourth anniversary of the Effective Date.

(b)	If at any time during the periods set forth in Subsection 2.3(a)(i), 2.3(a)(ii) and 2.3(a)(iii), Quantum reasonably believes that it is, or is about to become, subject to an Insolvency Event, Change of Control or that its Consolidated Cash Position may be less than $25 million, Quantum shall forthwith provide written notice to Enbridge of such belief.

(c)	Enbridge shall exercise the Put by providing written notice to Quantum.

ARTICLE 3

DIVIDEND GUARANTEE

3.1	Dividend Guarantee.

For so long as Enbridge holds the Preferred Shares, Quantum hereby unconditionally guarantees the obligation of Global, to the extent permitted by law, to pay to the holder of the Preferred Shares an amount equivalent to:

(a)	the payment in cash of a minimum aggregate amount of $500,000 in dividends on an annual basis by Global to Enbridge regardless of whether Global has declared such dividends (reduced by the amount of any dividends paid by Global pursuant to Subsection 3.1(b) hereto); and

(b)	the payment in cash of any dividend on the Preferred Shares, as and when declared by the board of directors of Global under the terms of the Preferred Shares;

(together the “Obligations”).

Quantum acknowledges that Enbridge shall be entitled to make demand upon Quantum at any time if Global fails to meet the Obligations. Furthermore, in the event that Global fails to meet the Obligations and Quantum makes such payment as a result of this guarantee, the amount actually received by Enbridge shall be deducted from the Put Price. Quantum acknowledges that this guarantee is irrevocable. Any payments made under this Article 3 shall, to the extent such payments are made by Quantum, satisfy the obligation of Global to make such dividend payments under the terms of the Preferred Shares.

3.2	Quantum’s Obligations.

Quantum’s guarantee of the Obligations made in Section 3.1 is absolute and unconditional, shall remain in force until Enbridge no longer holds any of the Preferred Shares, and shall not be released or discharged for any reason whatsoever, including without limitation:

(a)	Enbridge’s waiver of Quantum’s performance of any of the Obligations or Quantum’s default under this Agreement;

(b)	the extension of time for payment or performance of any of the Obligations;

(c)	any transfer or assignment of the guarantee granted pursuant to Section 3.1;

(d)	the release or discharge of Quantum from the performance of any of the Obligations by operation of law or otherwise;

(e)	the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets and liabilities, or the voluntary or involuntary receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or other similar proceeding affecting Quantum, or the disaffirmance of this Agreement in any such proceeding; and

(f)	any merger, amalgamation, arrangement, consolidation or other reorganization to which Quantum or any related entity is a party, or any direct or indirect sale or disposition of Quantum’s or Global’s assets or Quantum’s direct or indirect ownership interest in Global.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1	Representations and Warranties of Enbridge.

Enbridge represents, warrants and covenants to and with Quantum, and acknowledges that Quantum is specifically relying on all and each of such representations, warranties and covenants notwithstanding any investigation made by or on behalf of Quantum, as set forth below.

(a)	Corporate Standing—Enbridge is duly organized and validly subsisting under the laws of Canada.

(b)	Power and Authority—Enbridge has all requisite power, authority and approvals to enter into this Agreement and to perform all of its obligations hereunder, and this Agreement has been duly executed and delivered by Enbridge, and constitutes legal, valid and binding obligations of Enbridge enforceable against Enbridge in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, and to general principles of equity.

(c)	Execution and Delivery—The execution and delivery of this Agreement and each of the instruments to be delivered at Closing by Enbridge and the completion by Enbridge of the transactions contemplated by this Agreement do not and will not violate or conflict with any provision of governing documents of Enbridge, any statute, rule or regulation applicable to it, any judgment, decree or order applicable to it or any agreement or instrument to which it is a party or by which it is bound.

(d)	Title to Preferred Shares—Enbridge is and will at the Closing Time be the sole and beneficial and registered owner of all of the Preferred Shares, with good and marketable title thereto.

(e)	Encumbrances—The Preferred Shares are and will at the Closing Time be free of all liens, mortgages, charges, security interests, pledges, demands, pre-emptive rights, encumbrances or other adverse claims of any kind whatsoever.

(f)	Investment Representations—

(i)	Enbridge is an “accredited investor” within the meaning of Rule 501 promulgated under the U.S. Securities Act of 1933, as amended (the

“Act”), and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this Agreement and in the shares of Quantum common stock that may be issued upon the conversion of the Preferred Shares and has the ability to bear the economic risks of its investment.

(ii)	Enbridge acknowledges that the Put and the shares of Quantum common stock to be issued upon conversion of the Preferred Shares, if the issuance or resale thereof is unregistered under the Act (subject to the obligations of Quantum under Subsection 4.4(b) of this Agreement), are “restricted securities” under the United States federal securities laws and are being acquired solely for the account of Enbridge for investment and not as a nominee or agent for any other party, and not with a view to the resale or distribution of any part thereof, and that Enbridge will not offer, sell or otherwise dispose of this Put or any shares of Quantum common stock to be issued upon conversion of the Preferred Shares except under circumstances that will not result in a violation of the Act or any applicable securities law of the United States or Canada.

(iii)	Enbridge represents and warrants that (i) it is domiciled and has its principal place of business outside the United States; (ii) it is not a U.S. Person, as defined under Rule 902(k)(2) of Regulation S promulgated under the Act, and is not acquiring the securities for the account or benefit of any U.S. Person; (iii) it is not a “distributor” (as defined in Regulation S) or a “dealer” (as defined in the Act); (iv) at the time of being offered and having entered into terms that relate to this Agreement, and receiving the Put, it was located outside the United States; and (v) upon exercising the Put, it will be located outside the United States.

4.2	Covenants of Enbridge.

Enbridge covenants with Quantum as set forth below.

(a)	Resignations—If applicable, at the Closing Time, Enbridge shall use reasonable commercial efforts to cause its representatives on the boards of directors of Global and Quantum to submit their written resignations, effective as of the Closing Time.

(b)	Consent—As of the date hereof, Enbridge shall use reasonable commercial efforts to cause its representatives on the boards of directors of Global and Quantum to consent to being named in any applicable disclosure documents required to be filed by applicable law, and to provide to Global and Quantum as soon as reasonably practicable biographical information about the Enbridge representatives for any required filings.

(c)	Representations and Warranties—Enbridge shall take all actions within its control to ensure that the representations and warranties of Enbridge in this Agreement are true and correct at the Closing Time.

(d)	Conditions of Closing—Enbridge shall use its reasonable commercial efforts to cause all of the conditions for the benefit of Quantum or Enbridge to be fulfilled by the Closing Time.

4.3	Representations and Warranties of Quantum.

Quantum represents and warrants to Enbridge, and acknowledges that Enbridge is specifically relying on all and each of such representations and warranties notwithstanding any investigation made by or on behalf of Enbridge, as set forth below.

(a)	Corporate Standing—Quantum is duly organized and validly subsisting under the laws of Delaware.

(b)	Power and Authority—Quantum has all requisite power, authority and approvals to enter into this Agreement and to perform all of its obligations hereunder, and this Agreement has been duly executed and delivered by Quantum, and constitutes legal, valid and binding obligations of Quantum enforceable against Quantum in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, and to general principles of equity.

(c)	Execution and Delivery—The execution and delivery of this Agreement and each of the instruments to be delivered at Closing by Quantum and the completion by Quantum of the transactions contemplated by this Agreement do not and will not violate or conflict with any provision of governing documents of Quantum, any statute, rule or regulation applicable to it, any judgment, decree or order applicable to it or any agreement or instrument to which it is a party or by which it is bound.

4.4	Covenants of Quantum.

Quantum covenants with Enbridge as set forth below.

(a)	Board Representation—

(i)	subject to Subsection 4.2(b), to appoint on the Effective Date one Enbridge representative to the board of directors of Global, the name of such representative to be provided by Enbridge to Global within two Business Days of the date hereof; and

(ii)	thereafter, for so as long as Enbridge holds the Preferred Shares, continue to cause a representative of Enbridge to be appointed to the board of directors of Global; provided, however, that Enbridge shall have the right from time to time to change its one representative on the board of directors of Global;

(iii)	subject to Subsection 4.2(b), to appoint on the Effective Date one Enbridge representative to the board of directors of Quantum, the name of such representative to be provided by Enbridge to Quantum within two Business Days of the date hereof; and

(iv)	thereafter, for so long as Enbridge holds the Preferred Shares, nominate one individual of Enbridge’s choice to the proposed slate of directors to be presented to the Quantum stockholders for election upon the expiration of the term of such Enbridge representative.

(A)	Quantum shall request from Enbridge the name of its nominee in sufficient time prior to each meeting of shareholders of Quantum so that the nominee’s name will be included in the management slate of directors proposed by Quantum. Further, if the Enbridge nominee should resign from the board of directors of Quantum, the vacancy thereby created shall be filled by the appointment of another Enbridge nominee.

(B)	For so long as Enbridge holds the Preferred Shares, in the event that Enbridge’s nominee director to the board of directors of Quantum is not elected to hold the office of director at a meeting of shareholders of Quantum, Enbridge shall, at any time when it does not have a director on the board of directors of Quantum, have the right to have a representative designated by it to receive timely notice of and attend any and all meetings of the board (subject to confidentiality restrictions reasonably imposed by the chairman of the board or as required under applicable securities laws) and to receive copies of any and all materials sent to board members.

Quantum shall compensate and indemnify Enbridge’s nominee for the board of directors of Quantum and Global to the full extent that each and every other director of Quantum and Global is compensated and indemnified.

(b)	Registration Statements—Subject to the conditions set forth in Section 7.8 of the Combination Agreement, Enbridge shall be able to, for its own benefit, rely on Quantum’s covenant contained in Subsection 7.8(a) of the Combination Agreement.

(c)	Dividends—Quantum shall cause Global to declare and pay to Enbridge a cash dividend of $500,000 on June 30 of each year, commencing in 2004, subject to applicable law.

(d)	Representations and Warranties—Quantum shall take all actions within its control to ensure that the representations and warranties of Quantum in this Agreement are true and correct at the Closing Time.

(e)	Conditions of Closing—Quantum shall use its reasonable commercial efforts to cause all of the conditions for the benefit of Enbridge or Quantum to be fulfilled at or before Closing Time.

ARTICLE 5

CLOSING

5.1	Closing.

The Closing shall take place five business days after the day on which notification has been provided to Quantum pursuant to Subsection 2.3(c), unless otherwise agreed to in writing by the Parties.

5.2	Place of Closing.

The Closing shall take place at the Closing Time at the offices of Enbridge or at such other place as may be agreed upon by the Parties.

5.3	Deliveries of Enbridge at Closing.

At the Closing Time and at the place of Closing, Enbridge shall deliver to Quantum:

(a)	one or more share certificates representing the Preferred Shares, duly endorsed for transfer to Quantum;

(b)	if applicable, written resignations of its representatives on the boards of directors of Quantum and Global; and

(c)	any other documents necessary for Closing.

5.4	Deliveries of Quantum at Closing.

(a)	At the Closing Time and at the place of Closing, Quantum shall deliver to Enbridge:

(i)	a certified cheque, bank draft or wire transfer in immediately available funds in Calgary, Alberta in an aggregate amount equal to the Put Price and payable to Enbridge at Closing; and

(ii)	any other documents necessary for Closing.

(b)	In the event that the Parties agree that the Put Price shall be delivered by wire transfer, as contemplated in Subsection 5.4(a)(i), Enbridge shall provide to Quantum at least two days prior to Closing written instructions as to the financial institution and account numbers(s) to where the wire transfer shall be directed.

5.5	Enbridge’s Conditions Precedent.

The obligation of Enbridge to complete the transactions contemplated herein is notwithstanding anything to the contrary contained in this Agreement, subject to the following conditions which are for the exclusive benefit of Enbridge to be performed or fulfilled on or prior to the Closing or as otherwise specified.

(a)	Quantum shall have complied with its obligations under Section 5.4.

(b)	All of the terms, covenants, agreements and conditions of this Agreement for the benefit of Enbridge to be complied with or performed by Quantum on or before the Closing shall have been complied with or performed to the reasonable satisfaction of Enbridge.

(c)	All of the representations and warranties of Quantum set forth in this Agreement shall be true and correct as at the Closing Time with the same force and effect as though made at the Closing Time except to the extent affected by the transactions contemplated by this Agreement.

(d)	Enbridge shall have received all documentation required to be delivered to Enbridge at or before the Closing Time in accordance with this Agreement.

5.6	Quantum’s Conditions Precedent.

The obligation of Quantum to complete the transactions contemplated herein is notwithstanding anything to the contrary contained in this Agreement, subject to the following conditions which are for the exclusive benefit of Quantum to be performed or fulfilled on or prior to the Closing or as otherwise specified.

(a)	Enbridge shall have complied with its obligations under Section 5.3.

(b)	All of the terms, covenants, agreements and conditions of this Agreement for the benefit of Quantum to be complied with or performed by Enbridge on or before the Closing shall have been complied with or performed to the reasonable satisfaction of Quantum.

(c)	All of the representations and warranties of Enbridge set forth in this Agreement shall be true and correct as at the Closing Time with the same force and effect as though made at the Closing Time except to the extent affected by the transactions contemplated by this Agreement.

(d)	If applicable, Enbridge’s nominee directors on the boards of directors of Quantum and Global shall have resigned as directors effective as at the Closing Time.

(e)	Quantum shall have received all documentation required to be delivered to Quantum at or before the Closing Time in accordance with this Agreement.

ARTICLE 6

GENERAL

6.1	Conditions Precedent to Effectiveness of this Agreement.

Other than Subsections 4.2(b) and 4.4(a), this Agreement is subject to Quantum obtaining any required consent of Global and the completion of the transactions as contemplated in the Combination Agreement. Should any such consent not be obtained and the transactions not be completed by September 30, 2003, as contemplated in the Combination Agreement, this Agreement will become null and void.

6.2	Remedies.

Enbridge shall be entitled to specific enforcement of its rights under this Agreement, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Each Party agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the non-breaching Party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive or equitable relief in order to enforce or prevent violation of the provisions of this Agreement.

6.3	Notices.

Any notice or other writing required or permitted to be given hereunder or for the purposes hereof to any Party shall be sufficiently given if delivered personally or by facsimile to such Party:

(a)	in the case of a notice to Enbridge at:

30th Floor, 425 – 1st Street S.W.
Calgary, Alberta
T2P 3L8
Attention: Al Monaco, Vice President, Planning & Development
Facsimile: (403) 231-5782

(b)	in the case of a notice to Quantum at:

17872 Cartwright Road
Irvine, California, 92614
U.S.A.
Attention: Alan P. Niedzwiecki, Chief Executive Officer
Facsimile: (949) 474-3086

or at such other address as the Party to whom such writing is to be given shall have last notified the Party giving the same in the manner provided in this Section 6.3. Any notice delivered, including any notice provided by facsimile, to the Party to whom it is addressed hereinbefore shall be deemed to have been given and received on the day it is so delivered at such address, provided that if the notice is delivered after 5:00 p.m. (local time) or if such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day.

6.4	Enurement, Transfer and Assignment.

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors, transferees and permitted assigns. This Agreement shall not be transferred or assigned in whole or in part by Enbridge without the prior written consent of Quantum and any attempted transfer or assignment without such consent shall be null and void.

6.5	Further Assurances.

The Parties shall provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

6.6	Confidentiality.

Subject to the prior written consent of Enbridge, which consent shall not be unreasonably withheld, Enbridge hereby authorizes Quantum to publish or disclose in any Quantum reports required to be filed under the applicable Canadian provincial securities laws, the Act or the U.S. Securities Exchange Act of 1934, as amended, including without limitation, a current report on Form 8-K, a Schedule 13D or applicable Canadian disclosure forms, if applicable, and any other applicable laws, its identity and the nature of its commitments, arrangements and understandings under this Agreement, and to file this Agreement as an exhibit to such filings as may be required by applicable laws.

6.7	Counterparts.

This Agreement may be executed in counterparts and or by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of a counterpart by way of facsimile shall be deemed to be as effective as delivery of an originally executed counterpart.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first above written.

ENBRIDGE INC.

By:	/s/ Al Monaco
Name: Al Monaco Title: Vice President, Planning and Development

By:	/s/ Darby J. Wade
Name: Darby J. Wade Title: Vice President and General Counsel

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By:	/s/ Alan Niedzwiecki
Name: Alan Niedzwiecki Title: President and Chief Executive Officer

By:	/s/ W. Brian Olson
Name: W. Brian Olson Title: Chief Financial Officer